Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:    PRESS CONTACTS:
Peter Sands    Kristina McMenamin     Guy Lawrence
W. P. Carey Inc.     W. P. Carey Inc. Ross & Lawrence
212-492-8989    212-492-8995 212-308-3333
psands@wpcarey.com    kmcmenamin@wpcarey.com    gblawrence@rosslawpr.com

W. P. Carey Announces Fourth Quarter and Year-End 2013 Financial Results

New York, NY – March 3, 2014 – W. P. Carey Inc. (NYSE: WPC) (“W. P. Carey” or the “Company”), a global net-lease real estate investment trust (“REIT”), today reported financial results for the fourth quarter and full year ended December 31, 2013.

During 2013, the Company:

•	Generated Funds from operations—as adjusted (“AFFO”) of $1.12 per diluted share and $4.22 per diluted share for the fourth quarter and full year, respectively

•	Acquired seven properties for a total of $347.1 million

•	Structured $1.4 billion of investments on behalf of the Managed REITs

•	Raised its annualized dividend rate to $3.48 per share in the fourth quarter, an increase of 31.8% over the fourth quarter of 2012 and the Company’s 51st consecutive quarterly increase

•	Declared a special distribution of $0.11 per share in the fourth quarter

•	Generated a total shareholder return of approximately 23.0% for the full year
Subsequent to year-end, the Company:

•	Completed its merger with CPA®:16 – Global, valued at approximately $4.0 billion

•	Received investment grade corporate ratings of BBB and Baa2 from Standard & Poor's Ratings Services and Moody’s Investors Service, respectively

•
Closed on a new credit agreement that increased the capacity of its unsecured line of credit from $625.0 million to $1.25 billion, comprised of a $1.0 billion revolving line of credit and a $250.0 million term loan

QUARTERLY AND FULL YEAR RESULTS

•
AFFO for the fourth quarter of 2013 was $78.1 million, or $1.12 per diluted share, compared to $78.8 million, or $1.13 per diluted share, for the fourth quarter of 2012. For the 2013 full year, AFFO was $294.2 million, or $4.22 per diluted share, compared to $180.6 million, or $3.76 per diluted share, for the 2012 full year, an increase of $113.6 million and $0.46 per diluted share, respectively, due primarily to income from properties acquired in the Company’s merger with CPA®:15, which closed on September 28, 2012 (the “CPA®:15 Merger”), partially offset by the cessation of asset management revenue received from CPA®:15 upon completion of the CPA®:15 Merger. Per share data for the 2013 periods also reflects the issuance of approximately 28.2 million shares in connection with the CPA®:15 Merger to stockholders of CPA®:15. Further information concerning AFFO, a non-GAAP supplemental performance metric, is presented in the accompanying tables and related notes.

W. P. Carey Inc. 2013 Earnings Release 8-K – 1

•
Total revenues net of reimbursed expenses for the fourth quarter of 2013 were $116.1 million, compared to $121.7 million for the fourth quarter of 2012, a decline of $5.6 million due primarily to lower acquisition volume in the fourth quarter of 2013. For the 2013 full year, total revenues net of reimbursed expenses were $416.3 million, compared to $254.1 million for 2012, an increase of $162.2 million, due primarily to income from properties acquired in the CPA®:15 Merger and newly acquired properties in the fourth quarter of 2012 and full year 2013. Reimbursed expenses are excluded from total revenues because they have no impact on net income.

•
Net Income for the fourth quarter of 2013 was $23.0 million, compared to $15.5 million for the same period in 2012. Net Income for the year ended December 31, 2013 was $98.9 million, compared to $62.1 million for the prior year.

•
For the fourth quarter and full year ended December 31, 2013, the Company received approximately $17.6 million and $62.4 million, respectively, in cash distributions from its equity ownership in the Managed REITs. Included in these amounts were $10.2 million and $34.1 million, respectively, in Available Cash distributions related to the Company’s special general partnership interests in the Managed REITs.

W. P. CAREY OWNED PORTFOLIO UPDATE

•	W. P. Carey completed two transactions for a total investment of $98.6 million during the fourth quarter of 2013 and seven transactions for a total investment of $347.1 million for the 2013 full year.

•
During the fourth quarter of 2013, the Company disposed of 20 properties for total proceeds of $118.0 million, 19 of which were self-storage properties disposed of in a single transaction. For the 2013 full year, the Company sold 28 properties for total proceeds of $175.6 million.

•
As of January 31, 2014, following the closing of the Company’s merger with CPA®:16 – Global (the “CPA®:16 Merger”), the W. P. Carey owned portfolio consisted primarily of 702 leased properties, comprising 83.6 million square feet leased to 232 tenants. At that date, the average lease term of the combined portfolio was 8.9 years and the occupancy rate was 98.4%.

W. P. CAREY MANAGED PORTFOLIO UPDATE

•
W. P. Carey is the advisor to the Managed REITs, including the CPA® REITs (currently CPA®:17 – Global and CPA®:18 – Global) and Carey Watermark Investors Incorporated (“CWI”). As of December 31, 2013, excluding CPA®:16 – Global, the Managed REITs had aggregate real estate assets of approximately $5.7 billion, cash of approximately $0.6 billion and total assets of $6.3 billion. The average occupancy rate for the 35.4 million square feet owned by the CPA® REITs at December 31, 2013, exclusive of CPA®:16 – Global, was 99.9%.

•
CPA®:17 – Global: During the fourth quarter of 2013, the Company structured eight new investments totaling $124.0 million on behalf of CPA®:17 – Global, bringing the total for the 2013 full year to $515.0 million.

•
CPA®:18 – Global: For the 2013 full year, CPA®:18 – Global, the Company’s newest publicly-registered non-traded REIT offering, raised approximately $237.3 million, during which time the Company structured three investments on its behalf totaling $152.0 million. For the year-to-date period ended February 28, 2014, the Company structured six transactions on behalf of CPA®:18 – Global, totaling approximately $212.1 million.

•	CWI: For the 2013 full year, CWI invested in 12 hotels for a total of $745.3 million, including investments in two hotels during the fourth quarter of 2013 totaling $272.4 million.

W. P. Carey Inc. 2013 Earnings Release 8-K – 2

On December 20, 2013, CWI commenced a follow-on public offering of up to an additional $350.0 million of its common stock and an additional $300.0 million in shares of common stock through its distribution reinvestment plan.

MERGER WITH CPA®:16 – GLOBAL

•
On January 31, 2014, W. P. Carey issued approximately 30.7 million shares in connection with the consummation of the merger of its publicly held, non-traded REIT affiliate, CPA®:16 – Global, with and into a subsidiary of W. P. Carey in a transaction valued at approximately $4.0 billion, including debt. At the close of the merger, W. P. Carey had an equity market capitalization of approximately $5.9 billion and a total enterprise value of approximately $9.6 billion.

AFFO GUIDANCE

•
The Company maintains its previously announced AFFO guidance of between $4.40 to $4.65 per diluted share for the 2014 full year. This guidance range reflects certain assumptions, as described in an 8-K filing on January 27, 2014, including approximately $1.5 billion of total acquisitions, with approximately $1.3 billion in acquisitions for the Managed REITs, and anticipated asset dispositions.

DIVIDENDS

•
As previously announced, the W. P. Carey Board of Directors raised the quarterly cash dividend to $0.87 per share for the fourth quarter of 2013, representing a 31.8% increase over the fourth quarter of 2012 and the Company’s 51st consecutive quarterly increase. The quarterly dividend was paid on January 15, 2014 to stockholders of record as of December 31, 2013. In addition, as previously announced, the W. P. Carey Board of Directors declared a special distribution of $0.11 per share in order to distribute its 2013 taxable income to stockholders, which was also paid on January 15, 2014 to stockholders of record as of December 31, 2013.

MANAGEMENT COMMENTARY

“During the fourth quarter of 2013 we delivered our fifty-first consecutive quarterly dividend increase, raising it to an annualized equivalent rate of $3.48 per share, up 31.8% from the year-ago quarter, and for the full year generated a total shareholder return of approximately 23.0%,” said W. P. Carey President and CEO Trevor Bond. “Furthermore, early in 2014 we completed a number of strategic steps designed to deliver long-term growth for our shareholders and position the company for enhanced access to capital markets. Specifically, we closed our merger with CPA®:16 – Global, increased the capacity of our unsecured line of credit and obtained investment grade corporate ratings from both Moody’s and Standard & Poor’s.”

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W. P. Carey Inc.
W. P. Carey Inc. is a leading global net-lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. It also acts as the manager to a series of non-traded REITs. The Company’s owned and managed diversified global investment portfolio had a combined enterprise value of approximately $15 billion at December 31, 2013. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-

W. P. Carey Inc. 2013 Earnings Release 8-K – 3

term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements:

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Act and the Exchange Act, both as amended by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms.  These forward-looking statements include, but are not limited to, statements regarding the benefits of the CPA®:16 Merger, annualized dividends, funds from operations coverage, integration plans and expected synergies, and anticipated future financial and operating performance and results, including estimates of growth.  These statements are based on the current expectations of the management of W. P. Carey.  It is important to note that the actual results of W. P. Carey could be materially different from those projected in such forward-looking statements.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of W. P. Carey.  Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Item 1A.  Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on March 3, 2014. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise.  Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

W. P. Carey Inc. 2013 Earnings Release 8-K – 4

W. P. CAREY INC.

Financial Highlights (Unaudited)
(in thousands, except per share amounts)

These financial highlights include the non-GAAP financial measure, Funds from operations—as adjusted (“AFFO”). A description of this non-GAAP financial measure and a reconciliation to its most directly comparable GAAP measure is provided on the following pages.

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Net Income	$23,022	$15,477	$98,876	$62,132

AFFO from real estate ownership	$66,770	$64,706	$263,657	$159,511
AFFO from investment management	11,343	14,116	30,494	21,120
Total AFFO	$78,113	$78,822	$294,151	$180,631

Per Share (Diluted)
Net Income	$0.33	$0.22	$1.41	$1.28

AFFO from real estate ownership	$0.96	$0.93	$3.78	$3.32
AFFO from investment management	0.16	0.20	0.44	0.44
Total AFFO	$1.12	$1.13	$4.22	$3.76

W. P. Carey Inc. 2013 Earnings Release 8-K – 5

W. P. CAREY INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2013	2012
Assets
Investments in real estate:
Real estate, at cost	$2,516,325	$2,334,488
Operating real estate, at cost	6,024	99,703
Accumulated depreciation	(168,958)	(136,068)
Net investments in properties	2,353,391	2,298,123
Net investments in direct financing leases	363,420	376,005
Assets held for sale	86,823	1,445
Equity investments in real estate and the Managed REITs	530,020	565,626
Net investments in real estate	3,333,654	3,241,199
Cash and cash equivalents	117,519	123,904
Due from affiliates	32,034	36,002
Goodwill	350,208	329,132
In place lease intangible assets, net	467,127	447,278
Above-market rent intangible assets, net	241,975	279,885
Other assets, net	136,433	151,642
Total assets	$4,678,950	$4,609,042

Liabilities and Equity
Liabilities:
Non-recourse debt	$1,492,410	$1,715,397
Senior credit facility and unsecured term loan	575,000	253,000
Below-market rent and other intangible liabilities	128,202	106,448
Accounts payable, accrued expenses and other liabilities	161,369	158,684
Income taxes, net	44,056	24,959
Distributions payable	67,746	45,700
Total liabilities	2,468,783	2,304,188
Redeemable noncontrolling interest	7,436	7,531
Redeemable securities - related party	—	40,000

Equity:
W. P. Carey stockholders’ equity:
Preferred stock (None issued)	—	—
Common stock	69	69
Additional paid-in capital	2,256,503	2,175,820
Distributions in excess of accumulated earnings	(318,577)	(172,182)
Deferred compensation obligation	11,354	8,358
Accumulated other comprehensive income (loss)	15,336	(4,649)
Less: treasury stock at cost	(60,270)	(20,270)
Total W. P. Carey stockholders’ equity	1,904,415	1,987,146
Noncontrolling interests	298,316	270,177
Total equity	2,202,731	2,257,323
Total liabilities and equity	$4,678,950	$4,609,042

W. P. Carey Inc. 2013 Earnings Release 8-K – 6

W. P. CAREY INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2013	2012	2011
Revenues
Lease revenues:
Rental income	$262,330	$104,079	$49,618
Interest income from direct financing leases	37,294	15,217	10,278
Total lease revenues	299,624	119,296	59,896
Reimbursed costs from affiliates	73,572	98,245	64,829
Structuring revenue from affiliates	46,589	48,355	46,831
Asset management revenue from affiliates	42,670	56,666	66,808
Other real estate income	16,341	9,885	7,168
Dealer manager fees from affiliates	10,856	19,914	11,664
Incentive, termination and subordinated disposition revenue from affiliates	199	—	52,515
	489,851	352,361	309,711
Operating Expenses
Depreciation and amortization	121,822	44,427	20,481
General and administrative	84,112	86,916	75,850
Reimbursable costs	73,572	98,245	64,829
Stock-based compensation expenses	37,280	26,241	17,750
Property expenses	20,840	11,534	8,852
Merger and acquisition expenses	9,230	31,639	33
Other real estate expenses	556	489	478
Impairment charges	5,294	—	(1,365)
	352,706	299,491	186,908
Other Income and Expenses
Net income from equity investments in real estate and the Managed REITs	52,731	62,392	51,228
Other income and (expenses)	7,997	3,396	4,579
Other interest income	1,092	1,332	1,996
Gain on change in control of interests	—	20,744	27,859
Interest expense	(103,728)	(46,448)	(18,210)
	(41,908)	41,416	67,452
Income from continuing operations before income taxes	95,237	94,286	190,255
Provision for income taxes	(1,252)	(6,772)	(37,214)
Income from continuing operations	93,985	87,514	153,041
Discontinued Operations
Gain (loss) on sale of real estate, net of tax	40,043	(5,015)	(3,391)
Income from operations of discontinued properties, net of tax	8,967	3,242	318
Gain on deconsolidation of a subsidiary, net of tax	—	—	1,008
Impairment charges, net of tax	(8,415)	(22,962)	(11,838)
Loss on extinguishment of debt, net of tax	(2,415)	—	—
Income (loss) from discontinued operations, net of tax	38,180	(24,735)	(13,903)
Net Income	132,165	62,779	139,138
Net (income) loss attributable to noncontrolling interests	(32,936)	(607)	1,864
Net income attributable to redeemable noncontrolling interests	(353)	(40)	(1,923)
Net Income Attributable to W. P. Carey	$98,876	$62,132	$139,079
Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.22	$1.83	$3.78
Income (loss) from discontinued operations attributable to W. P. Carey	0.21	(0.53)	(0.34)
Net income attributable to W. P. Carey	$1.43	$1.30	$3.44
Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.21	$1.80	$3.76
Income (loss) from discontinued operations attributable to W. P. Carey	0.20	(0.52)	(0.34)
Net income attributable to W. P. Carey	$1.41	$1.28	$3.42
Weighted Average Shares Outstanding
Basic	68,691,046	47,389,460	39,819,475
Diluted	69,708,008	48,078,474	40,098,095
Amounts Attributable to W. P. Carey
Income from continuing operations, net of tax	$84,637	$87,571	$153,011
Income (loss) from discontinued operations, net of tax	14,239	(25,439)	(13,932)
Net income attributable to W. P. Carey	$98,876	$62,132	$139,079

W. P. Carey Inc. 2013 Earnings Release 8-K – 7

W. P. CAREY INC.

Reconciliation of Net Income to Funds From Operations –– as adjusted (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Real Estate Ownership
Net income from real estate ownership attributable to W. P. Carey	$21,021	$5,507	$94,515	$44,895
Adjustments:
Depreciation and amortization of real property	31,390	28,652	121,730	45,982
Impairment charges	6,790	10,700	13,156	22,962
(Gain) loss on sale of real estate, net	(39,422)	4,240	(39,711)	2,676
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at FFO	4,917	3,211	(5,868)	(9,688)
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	18,549	(4,235)	5,783	(5,504)
Total adjustments	22,224	42,568	95,090	56,428
FFO (as defined by NAREIT) - Real Estate Ownership	43,245	48,075	189,605	101,323
Adjustments:
Loss (gain) on change in control of interests (a)	—	60	—	(20,734)
Loss on extinguishment of debt	1,399	10	1,189	—
Other gains, net	(97)	(12)	(399)	(2)
Other depreciation, amortization and non-cash charges	88	(1,556)	(334)	(1,662)
Stock-based compensation	(997)	211	347	211
Deferred tax benefit	(3,777)	(644)	(5,555)	(2,745)
Acquisition expenses (b)	89	—	4,074	—
Realized losses on foreign currency, derivatives and other	503	171	724	828
Amortization of deferred financing costs	792	468	2,565	1,843
Straight-line and other rent adjustments	(1,643)	(2,248)	(8,019)	(4,446)
Above- and below-market rent intangible lease amortization, net	7,374	7,534	29,197	7,696
CPA®:15 Merger and CPA®:16 Merger expenses (c)	2,238	1,049	5,030	41,338
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at AFFO	398	123	1,261	(681)
AFFO adjustments to equity earnings from equity investments	10,659	11,971	41,587	37,234
Hellweg 2 restructuring (d)	8,357	—	8,357	—
Proportionate share of adjustments for noncontrolling interests to arrive at AFFO	(1,858)	(506)	(5,972)	(692)
Total adjustments	23,525	16,631	74,052	58,188
AFFO - Real Estate Ownership	$66,770	$64,706	$263,657	$159,511

Investment Management
Net income from investment management attributable to W. P. Carey	$2,001	$9,970	$4,361	$17,237
FFO (as defined by NAREIT) - Investment Management	2,001	9,970	4,361	17,237
Adjustments:
Other depreciation, amortization and other non-cash charges	271	226	1,050	961
Stock-based compensation	12,761	6,281	36,848	25,841
Deferred tax benefit	(4,703)	(2,625)	(13,815)	(24,055)
Impairment charge on marketable security	553	—	553	—
Realized gains on foreign currency	(4)	(55)	(7)	(61)
Amortization of deferred financing costs	464	319	1,504	1,197
Total adjustments	9,342	4,146	26,133	3,883
AFFO - Investment Management	$11,343	$14,116	$30,494	$21,120

Total Company
FFO (as defined by NAREIT)	$45,246	$58,045	$193,966	$118,560
FFO (as defined by NAREIT) per diluted share	$0.65	$0.84	$2.78	$2.47
AFFO	$78,113	$78,822	$294,151	$180,631
AFFO per diluted share	$1.12	$1.13	$4.22	$3.76
Diluted weighted average shares outstanding	69,628,498	69,505,871	69,708,008	48,078,474

W. P. Carey Inc. 2013 Earnings Release 8-K – 8

__________

(a)
Gain on change in control of interests for the year ended December 31, 2012 represents a gain of $14.6 million recognized on our previously held interest in shares of CPA®:15 common stock, and a gain of $6.1 million recognized on the purchase of the remaining interests in five investments from CPA®:15, which we had previously accounted for under the equity method. We recognized a net gain of $20.7 million to adjust the carrying value of our existing interests in these investments to their estimated fair values.

(b)	Prior to the second quarter of 2013, this amount was insignificant and therefore not included in the AFFO calculation.

(c)	Amount for the year ended December 31, 2012 included $31.7 million of general and administrative expenses and $9.6 million of income tax expenses incurred in connection with the CPA®:15 Merger.

(d)	In connection with the Hellweg 2 restructuring in October 2013, our share of the German real estate transfer tax incurred by Hellweg 2 was $8.4 million.

Non-GAAP Financial Disclosure

Funds from operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (as computed in accordance with GAAP) excluding: depreciation and amortization expense from real estate assets, impairment charges on real estate, gains or losses from sales of depreciated real estate assets and extraordinary items; however FFO related to assets held for sale, sold or otherwise transferred and included in the results of discontinued operations are included. These adjustments also incorporate the pro rata share of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers. Although NAREIT has published this definition of FFO, companies often modify this definition as they seek to provide financial measures that meaningfully reflect their distinctive operations.

We modify the NAREIT computation of FFO to include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, gains or losses from extinguishment of debt and deconsolidation of subsidiaries and unrealized foreign currency exchange gains and losses. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude acquisition expenses and non-core expenses such as, merger and restructuring expenses. Merger expenses are related to the CPA®:15 Merger and CPA®:16 Merger and restructuring expenses are related to the restructuring of Hellweg 2. We also exclude realized gain/losses on foreign exchange and derivatives which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process and excluding those items provides investors a view of our portfolio performance over time and make it more comparable to other REITs which are currently not engaged in acquisitions, mergers and restructurings which are not part of our normal business operations. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies, and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess the sustainability of our operating performance without potentially distorting the impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 2013 Earnings Release 8-K – 9